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EXHIBIT 11.1

                                 FORTE SOFTWARE, INC.
                            COMPUTATION OF LOSS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            THREE MONTHS ENDED
                                                                  JUNE 30,
                                                                 ---------
                                                            1996           1997
                                                            ----           ----
     Actual weighted average shares outstanding
      for the period:
     Common Stock                                         18,322         19,105
     Common Stock Equivalents                              2,814              -
                                                        --------       --------
                                                                       --------
     Total common and equivalents stock weighted
      average shares outstanding                          21,136         19,105
                                                        --------       --------
                                                        --------       --------
     Net income (loss)                                       293         (2,246)
                                                                       --------
     Net income (loss) per share                           $0.01         $(0.12)
                                                        --------       --------
                                                        --------       --------


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